Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 28, 2014 - Sono-Tek Corporation (OTCQB: SOTK) held its Annual Shareholders Meeting on August 28, 2014 at Buttermilk Falls in Milton, New York. The business review portion of the meeting was also webcast for the benefit of shareholders who could not attend in person, and the presentation used is available online at the Company’s website http://www.sono-tek.com/annual-meeting/. The results of Fiscal Year 2014, which ended on February 28, 2014, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the past year’s business performance and future prospects. He described the Company’s successful return to growth in both sales and income this past year, due to market and technology development programs implemented during the past two years. He noted that the Company created a number of new products such as a balloon/catheter coating system for the cardiac treatment industry, coating systems for the application of protective coatings onto handheld devices and specialty eyewear, and new coating systems for the protection of sliced meat products for the food industry. The Company is already seeing a positive impact in sales to these markets, as evidenced by the nearly double digit growth this past year.

The Company’s President, R. Stephen Harshbarger, and other members of the management team presented information on the Company’s diverse markets which now include electronics, clean energy, medical device coatings, and the food, glass, and textile industries. They also highlighted the Company’s geographical diversity. The Company now successfully exports over 60% of its systems overseas.

Since the meeting occurred just prior to the end of the second quarter of the Company’s current fiscal year, Dr. Coccio indicated that “We will be reporting an increase in second quarter sales from the first quarter of this year, and we expect to show a further increase in the upcoming third quarter which ends November 30, 2014, supporting our growth targets for this year. Dr. Coccio also noted that Sono-Tek has just been informed that it has been selected as “Company of the Month” by the Bowser Report, one of the oldest newsletters specializing in the analysis of low priced stocks.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device coatings platform; continued penetration into the sliced meat coating, handheld device and specialty eyewear markets and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corp.
Selected Financial Data

	Fiscal Year Ended
	February 28,
	2014	2013

Net Sales	$10,278,938	$9,542,354

Gross Profit	$4,733,467	$4,532,261

Operating Income	$718,571	$150,609

Net Income	$484,474	$132,251

Basic Earnings Per Share	$0.03	$0.01

Diluted Earnings Per Share	$0.03	$0.01

Weighted Average Shares - Basic	14,541,869	14,484,200

Weighted Average Shares - Diluted	14,580,165	14,484,200